EXHIBIT 10.1
EMPLOYMENT AGREEMENT
WITH
NON-COMPETITION PROVISION
          THIS EMPLOYMENT AGREEMENT (this “Agreement”), made this [___] day of December, 2008 and effective as of the 1st day of January, 2009 (the “Effective Date”), is entered into by SMITH INTERNATIONAL, INC., a Delaware corporation with its principal place of business at Houston, Texas (the “Company”), and DOUG ROCK, an individual (the “Executive”). The Company and Executive are referred to in this Agreement singularly as a “Party” and collectively as the “Parties”.
          WHEREAS, the Company has and wishes to continue to employ Executive, and Executive desires to continue his employment by the Company; and
          WHEREAS, the Parties wish this Agreement to memorialize their agreements as to the terms and conditions of Executive’s employment.
          NOW THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties do agree as follows:
     1. Other Agreements. The Company and Executive are parties to: (i) an Employment Agreement dated as of December 10, 1987 (the “Employment Agreement”); and (ii) a Change-of-Control Employment Agreement dated as of January 4, 2000 (the “Change of Control Agreement”). The Employment Agreement and the Change of Control Agreement (collectively, the “Prior Agreements”) determine the terms of Executive’s employment prior to the Effective Date except as provided hereinafter. Except as to eligibility for an annual bonus for 2008 as further described in paragraph 4.2, the Parties intend that the Prior Agreements expire and have no further force or effect as of 11:59 p.m. on December 31, 2008 and that this Agreement control and determine all terms of Executives employment with the Company on or after the Effective Date. As further described in paragraph 9.9, from and after the Effective Date this Agreement shall supersede any other pre-existing agreement between the parties with respect to the subject matter hereof. The foregoing notwithstanding, the Parties understand and agree that the terms of all awards made under the Company’s Long-Term Incentive Compensation Plan (the “LTICP”), which awards were made prior to the Effective Date, shall continue to be controlled by the LTICP and the relevant award agreements. Furthermore, the Parties understand and agree that Executive’s service on the Company’s Board of Directors (the “Board”) does not fall within the scope of this Agreement.
     2. Term of Employment. The Company hereby agrees to continue Executive’s employment, and Executive accepts the continuation of his employment, under the terms set forth in this Agreement, for the period commencing on the Effective Date and ending on the first day following the conclusion of the Company’s annual meeting of shareholders for calendar year 2010 (the “Termination Date”), unless terminated sooner in accordance with the provisions of paragraph 5. The “Employment Period” under this Agreement shall mean the period of time that starts on the Effective Date and that ends on the Date of Termination as determined under paragraph 5.5.
     3. Title; Capacities; Duties. Executive shall serve as Special Executive Advisor or in such other position as the Board may determine from time to time. The foregoing description of Executive’s position shall not limit the Company from assigning to Executive other duties and functions in addition to or in substitution for those described above. Executive shall be subject to the supervision of, and shall have such authority as is delegated to him by, the Board or the Company’s Chief Executive Officer. The parties intend, and reasonably anticipate, that in no event shall Executive’s average level of services to the Company and the group of entities which are considered a single employer with the Company for purposes of Section 414(b) and (c) of Internal Revenue Code of 1986, as amended (the “Code”) during the Employment Period be less than 20% of the average level of services Executive performed for the Company such entities during the 36-month period prior to the Effective Date.
4. Compensation and Benefits.
4.1 Salary. During the Employment Period, the Company shall pay Executive an annual base salary of $1,300,000, which shall be paid in regular periodic installments consistent with the Company’s general pay practices.
4.2 Bonus. Executive’s eligibility for an annual bonus based on the Company’s performance for 2008, shall be determined under the terms of the Prior Agreements, provided that such bonus shall be paid no later than the 15th day of the third month of 2009 unless Executive shall elect to defer the receipt of such Annual Bonus under the Smith International, Inc. Amended and Restated

Post-2004 Supplemental Executive Retirement Plan, effective as of January 1, 2006, as amended from time to time, or a successor plan (collectively, the “SERP”). Executive shall be eligible for a cash bonus based on the Company’s performance for 2009, under the Company’s Annual Incentive Plan, at a bonus target of 120% of Annual Base Salary, upon meeting the goals the Board sets for the Company’s Chief Executive Officer (the “Annual Bonus”). The Annual Bonus shall be paid no later than the 15th day of the third month of 2010 unless Executive shall elect to defer the receipt of such Annual Bonus under the SERP. Executive shall not be eligible for an annual bonus, nor for any pro-ration thereof, based on the Company’s performance related to its 2010 fiscal year or otherwise with respect to the Company’s 2010 fiscal year.
4.3 Incentive Savings and Retirement Plans. The Employment Period shall constitute Executive’s continued employment, with no break in service, for purposes of Executive’s vesting and eligibility in all of the Company’s equity-based compensation programs and all other savings and retirement plans, practices, policies or programs. The foregoing sentence notwithstanding, Executive shall not be eligible to receive any awards under the LTICP during the Employment Period.
4.4 Welfare Benefit Plans. During the Employment Period, Executive and/or Executive’s-family, as the case may be, shall continue to be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other senior executives of the Company and its affiliated companies.
4.5 Fringe Benefits. During the Employment Period, Executive shall be entitled to continued participation in the Company’s Executive Perquisite Program which provides compensation to Executive to cover: an annual physical, financial planning and tax return preparation, payment of club dues, an automobile allowance, mobile phone purchase, and fees for legal counseling for Executive.
4.6 Reimbursement of Expenses. The Company shall reimburse Executive for all reasonable travel, entertainment and other expenses incurred or paid by Executive in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement, upon presentation by Executive of documentation, expense statements, vouchers and/or such other supporting information as is required under the Company’s policies and practices related to reimbursement of business expenses.
4.7 Office and Support Staff. During the Employment Period, Executive shall be entitled to an office with furnishings and other appointments, and to personal secretarial and other assistance as provided generally with respect to other senior executives of the Company.
4.8 Vacation. During the Employment Period, Executive shall be entitled to paid vacation in accordance with the plans, policies, programs and practices of the Company with respect to other senior executives of the Company.
5. Employment Termination. Executive’s employment by the Company pursuant to this Agreement shall terminate upon the occurrence of any of the following:
5.1 Death or Disability. Executive’s employment shall terminate automatically upon Executive’s death during the Employment Period. If the Company determines in good faith that a Disability of Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to Executive written notice of its intention to terminate Executive’s employment. In such event, Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, Executive shall not have returned to full-time performance of Executive’s duties. For purposes of this Agreement, “Disability” shall mean the absence of Executive from Executive’s duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to Executive or Executive’s legal representative.
5.2 Upon a Change of Control. Executive’s employment shall terminate automatically upon a Change of Control. For purposes of this Agreement, a “Change of Control” shall mean:
5.2.1 The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subparagraph, the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the

Company or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subparagraph 5.2.3; or
5.2.2 Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
5.2.3 Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or
5.2.4 Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.
5.3 For Cause. The Company may terminate Executive’s employment during the Employment Period for Cause. For purposes of this Agreement, “Cause” shall mean:
5.3.1 The willful and continued failure of Executive to perform substantially Executive’s duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Executive by the Board or the Chief Executive Officer of the Company which specifically identifies the manner in which the Board or Chief Executive Officer believes that Executive has not substantially performed Executive’s duties;
5.3.2 Executive engaging willfully in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company; or,
5.3.3 Executive’s indictment for, or entry of a plea of guilty or nolo contendere with respect to, a felony crime or a crime involving moral turpitude, fraud, forgery, embezzlement or similar conduct.
5.3.4 For purposes of this paragraph 5.3, no act, or failure to act, on the part of Executive shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or a senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company. The cessation of employment of Executive shall not be deemed to be for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the board of directors of the Company, or if following the Change of Control the Company is not publicly-traded and any parent corporation of the Company is publicly traded, the board of directors of such parent(s) of the Company (excluding Executive, if Executive is a member of such board) at a meeting of such board called and held for such purpose (after reasonable notice is provided to Executive and Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, Executive is guilty of the conduct described in subparagraphs 5.3.1 or 5.3.2 above, and specifying the particulars thereof in detail.
5.4 Without Cause. The Company may terminate Executive’s employment hereunder without Cause at any time upon prior written notice.
5.5 By Executive. Executive’s employment may be terminated by the Executive for any reason or no reason upon no less than thirty (30) days prior written notice (any such termination, a “Voluntary Resignation”).
5.6 Notice of Termination. Any termination by the Company for Cause or without Cause, or by Executive due to a Voluntary Resignation shall be communicated by Notice of Termination to the other party. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated and (iii) if the effective date of the termination is other than the date of receipt of such notice, specifies the Date of Termination, as defined below (which date shall be not more than thirty days after the giving of such notice). The failure by the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Company hereunder or preclude the Company from asserting such fact or circumstance in enforcing the Company’s rights hereunder.
5.7 Date of Termination. “Date of Termination” means the earlier of (i) the Termination Date, (ii) if Executive’s employment is terminated by reason of death or Disability, the date of death of Executive or the Disability Effective Date, as the case may be, (iii) if Executive’s employment is terminated by reason of a Change of Control, the date such Change of Control is effective, (iv) if Executive’s employment is terminated by the Company for Cause or without Cause, the date of receipt of the Notice of Termination or any later date specified therein, or (v) if Executive’s employment is terminated by Executive due to a Voluntary Resignation, the date specified in the Notice of Termination, which shall be no less than thirty (30) days following the Company’s receipt of the Notice of Termination.
5.8 Payment Upon Termination.
5.8.1 For Cause; Voluntary Resignation. If the Company terminates Executive’s employment under this Agreement for Cause, in accordance with paragraph 5.3, or Executive terminates his employment due to a Voluntary Resignation, in accordance with paragraph 5.5, then, upon such termination all compensation and benefits to Executive hereunder shall terminate contemporaneously with the termination of such employment provided, however, that the Company shall pay to Executive all earned but as yet unpaid salary and bonus (the “Accrued Obligations”), unless Executive has made an irrevocable election under any deferred compensation arrangement subject to Section 409A of the Code to defer any portion of such salary or bonus, in which case such deferral election, and the terms of the applicable arrangement shall apply to such portion and such amounts shall be payable in accordance with the applicable arrangement.
5.8.2 Death, Disability, Change of Control or Without Cause. If Executive’s employment under this Agreement terminates in accordance with paragraph 5.1, paragraph 5.2 or paragraph 5.4, then, upon such termination, the Company shall pay Executive the Accrued Obligations as provided for in subparagraph 5.8.1 above and a termination payment (the “Termination Payment”) to Executive (or in the case of Executive’s death, to Executive’s designated beneficiary, or to his estate if Executive does not have a beneficiary designation on file with the Company for this purpose). The amount of the Termination Payment shall be determined by multiplying $108,333.33 times the number of whole months between the Date of Termination (as determined under paragraph 5.7) and the Termination Date (as defined under paragraph 2). For purposes of determining the number of whole months for this calculation, a remainder of 15 days or more shall be rounded up to the next higher number of whole months and a remainder of 14 days or less shall be disregarded. Subject to paragraph 9.10, the Termination Payment under this subparagraph 5.8.2 shall be made in a single lump sum, as soon as administratively practicable, but in no event later than within sixty days after the Date of Termination.
6. Protection of Information.
6.1 Disclosure to Executive. The Company shall disclose to Executive, or place Executive in a position to have access to or develop, trade secrets or confidential information of the Company or its affiliates; and/or shall entrust Executive with business opportunities of the Company or its affiliates; and/or shall place Executive in a position to develop business good will on behalf of the Company or its affiliates (collectively, “Company’s Confidential Intellectual Property”).
6.2 Property of the Company. All documents, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, e-mail, voice mail, electronic databases, maps, and all other writings or materials of any type embodying any information relating to the Company or its business are and shall be the sole and exclusive property of the Company. Upon termination of Executive’s employment by the Company, for any reason, Executive promptly shall deliver the same, and all copies thereof, to the Company.
6.3 No Unauthorized Use or Disclosure. Executive will not, at any time during or after Executive’s employment by the Company, make any unauthorized disclosure of any of the Company’s Confidential Intellectual Property, or make any use thereof, except in the carrying out of Executive’s employment responsibilities hereunder. Affiliates of the Company shall be third party beneficiaries of Executive’s obligations under this paragraph. As a result of Executive’s employment by the Company, Executive may also from time to time have access to, or knowledge of, confidential business information or trade secrets of third parties, such as customers, suppliers, partners, joint venture partners, and the like, of the Company and its affiliates. Executive also agrees to preserve and protect the confidentiality of such third party confidential information and trade secrets to the same extent, and on the same basis, as the Company’s confidential business information and trade secrets.
6.4 Remedies. Executive acknowledges that money damages would not be sufficient remedy for any breach of paragraph 6.3 by Executive, and the Company shall be entitled to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of paragraph 6.3, but shall be in addition to all remedies available at law or in equity to the Company, including the recovery of damages from Executive.
7. Noncompetition Obligations
7.1 In General. As part of the consideration for the compensation and benefits to be paid to Executive hereunder; to protect the Company’s Confidential Intellectual Property that has been and will in the future be disclosed or entrusted to or developed by Executive; and as an additional incentive for the Company to enter into this Agreement, the Company and Executive agree that Executive shall not, directly or indirectly, for Executive or for others:
7.1.1 Engage in any business competitive with the business conducted by the Company during the term of employment of Executive;
7.1.2 Render advice or services to, be employed by, acquire an ownership interest in, or otherwise assist, any other person, association, or entity who is engaged, directly or indirectly, in any business competitive with the business conducted by the Company during the term of employment of Executive with respect to such competitive business, except that Executive may hold up to 2% of the outstanding shares of any publicly held company engaged in such competitive activities;
7.2 Temporal Scope. The Company and Executive agree that the non-competition obligations set out in paragraph 7.1 above (the “Non-Competition Obligations”) shall apply to Executive during the Employment Period. Furthermore, the Parties agree that the Non-Competition Obligations shall continue to apply to Executive after the Employment Period ends and that they shall expire at 11:59 p.m. on December 6, 2010 (the “Post-Employment Non-Competition Period”). The foregoing notwithstanding, the Parties agree that if Executive’s employment ends under paragraph 5.1 or paragraph 5.2, then there shall be no Post-Employment Non-Competition Period. The Parties agree that this temporal scope is a reasonable limitation upon Executive in order to protect the Company’s Confidential Intellectual Property because of Executive’s position with the Company, and the scope of Executive’s access to the Company’s Confidential Intellectual Property.
7.3 Geographic Scope. The Parties agree that the Non-Competition Obligations shall apply in: (i) every State of the United States in which the Company maintains business operations (A) during the Employment Period, as to activities during the Employment Period, and (B) at the time the Employment Period ends, as to activities following the Employment Period, including, but not limited to, in either case, the parishes of the State of Louisiana listed on Appendix 1 hereto; (ii) any country, other than the United States, in which the Company maintains business operations (C) during the Employment Period, as to activities during the Employment Period, and (D) at the time the Employment Period ends, as to activities following the Employment Period; and, (iii) any off-shore, or marine, area of petroleum exploration or production in which the Company maintains business operations (E) during the Employment Period, as to activities during the Employment Period, and (F) at the time the Employment Period ends, as to activities following the Employment Period. The Parties agree that this geographic scope is a reasonable limitation upon Executive in order to protect the Company’s Confidential Intellectual Property because of Executive’s position with the Company, and the scope of Executive’s access to the Company’s Confidential Intellectual Property.
7.4 Enforcement and Remedies. Executive acknowledges that money damages would not be sufficient remedy for any breach by Executive of the Non-Competition Obligations, including any breach during the Post-Employment Non-Competition Period, and that the Company shall be entitled to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article, but shall be in addition to all remedies available at law or in equity to the Company, including without limitation, the recovery of damages from Executive.
7.5 Reformation. It is expressly understood and agreed that the Company and Executive consider the Non-Competition Obligations, including the Post-Employment Non-Competition Period, to be reasonable and necessary to protect the proprietary information of the Company. Nevertheless, if any of the aforesaid restrictions are found by a court having jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions therein set forth to be modified by such court so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced.
8. Successors.
8.1 Of Executive. This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.
8.2 Of the Company. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.
9. Miscellaneous.
9.1 Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.
9.2 Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:

At the address set forth in his personnel file at Smith International, Inc.

If to the Company:

Smith International, Inc. 16740 Hardy Street Houston, TX 77032 Fax: (281) 233-5996 Attention: General Counsel
or to such other address as either Party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
9.3 Tax Withholding and Deductions. The Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling and all other normal employee deductions made with respect to the Company’s employees generally.
9.4 No Waiver. Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.
9.5 Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement and all other provisions shall remain in full force and effect.
9.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.
9.7 Headings. The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.
9.8 Gender and Plurals. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.
9.9 Entire Agreement. Except as provided in (i) paragraph 4.2 regarding Executive’s bonus for 2008; (ii) the written benefit plans and programs referenced in paragraphs 4.3, 4.4, or 4.5 (and any agreements between the Company and Executive that have been executed under such plans and programs) and (iii) any signed written agreement contemporaneously or hereafter executed by the Company and Executive, this Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to employment of Executive by the Company. Without limiting the scope of the preceding sentence, all understandings and agreements preceding the date of execution of this Agreement and relating to the subject matter hereof (other than the agreements described in clauses (i) and (ii) of the preceding sentence) are hereby null and void and of no further force and effect. Any modification of this Agreement will be effective only if it is in writing and signed by the party to be charged.
9.10 Section 409A. The parties intend that this Agreement be interpreted in a manner to be exempt from the requirements of Section 409A of the Code and, where not so exempt, to be in compliance therewith. Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A of the Code. Other than pursuant to an irrevocable deferral election that complies with the requirements of Section 409A of the Code pursuant to an arrangement implemented by the Company, Executive (or his estate or beneficiary) shall have no right to dictate the taxable year in which any payment hereunder should be paid. Notwithstanding any provision of this Agreement to the contrary, only to the extent that this Agreement is subject to the requirements of Section 409A of the Code and is not exempted from such requirements, if at the time of Executive’s termination of employment with the Company, Executive is a “specified employee” within the meaning of Section 409A of the Code, no payment or benefit that results from Executive’s termination of employment will be provided until the date which is six months after the date of Executive’s termination of employment. Payments to which Executive would otherwise be entitled during the six-month period described above will be accumulated and paid in a lump sum on the first day of the seventh month after the date of Executive’s termination of employment. For purposes of this paragraph 9.10 and, only to the extent that this Agreement is subject to the requirements of Section 409A of the Code and is not exempted from such requirements, paragraphs 5.1, 5.3, 5.4, 5.5, 5.7(ii), 5.7(iii) and, subparagraph 5.8.2, “terminate”, “termination” or “termination of employment” shall have the same meaning as “separation from service” as set forth in Treasury Regulation Section 1.409A-1(h)(1). All reimbursements and in-kind benefits provided under this Agreement that constitute deferred compensation within the meaning of Section 409A of the Code shall be made or provided in accordance with the requirements of Section 409A of the Code, including, without limitation, that (i) in no event shall reimbursements by the Company under this Agreement be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred, provided, that Executive shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; (ii) the amount of in-kind benefits that the Company is obligated to pay or provide in any given calendar year shall not affect the in-kind benefits that the Company is obligated to pay or provide in any other calendar year; (iii) Executive’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (iv) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than Executive’s remaining lifetime (or if longer, through the 20th anniversary of the Effective Date).
SIGNATURE PAGE FOLLOWS

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the                      day of December, 2008, to be effective as of the Effective Date.

SMITH INTERNATIONAL, INC.
By:
Name:	Malcolm W. Anderson
Title:	Senior Vice President, Human Resources

EXECUTIVE

Doug Rock